Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-200976 on Form S-3 of our report dated February 27, 2015 relating to the consolidated financial statements of National CineMedia, Inc. and subsidiaries and the effectiveness of National CineMedia, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of National CineMedia, Inc. for the year ended January 1, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 20, 2016